Exhibit 99.1
MPLX LP Reports Third-Quarter 2024 Financial Results

•Third-quarter net income attributable to MPLX of $1.0 billion and net cash provided by operating activities of $1.4 billion
•$1.7 billion of adjusted EBITDA attributable to MPLX and $1.4 billion of distributable cash flow
•$949 million of capital returned to unitholders
•Increased quarterly distribution by 12.5% to $3.83 per unit annualized
•Executing growth strategy in the Northeast with additional processing plant; expected to bring total processing and fractionation capacity to 8.1 bcf/d and
800 mbpd, respectively, in the second half of 2026

FINDLAY, Ohio, Nov. 5, 2024 - MPLX LP (NYSE: MPLX) today reported third-quarter 2024 net income attributable to MPLX of $1,037 million, compared with $918 million for the third quarter of 2023. For the first nine months of the year, net income attributable to MPLX was $3,218 million, compared with $2,794 million in the first nine months of 2023.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) attributable to MPLX was $1,714 million, compared with $1,596 million for the third quarter of 2023. Logistics and Storage (L&S) segment adjusted EBITDA for the third quarter of 2024 was $1,157 million, compared with $1,091 million for the third quarter of 2023. Gathering and Processing (G&P) segment adjusted EBITDA for the third quarter of 2024 was $557 million, compared with $505 million for the third quarter of 2023.

During the quarter, MPLX generated $1,415 million in net cash provided by operating activities, $1,446 million of distributable cash flow, and adjusted free cash flow of $876 million. MPLX announced a third-quarter 2024 distribution of $0.9565 per common unit, resulting in distribution coverage of 1.5x for the quarter.

"Through the first nine months, adjusted EBITDA grew over 7% year over year. Our new processing and fractionation project in the Northeast is expected to deliver incremental EBITDA,” said Maryann Mannen, MPLX president and chief executive officer. “The durability of our cash flows drove the decision to increase the distribution 12.5% this quarter and our growing portfolio is expected to support this level of annual distribution increases in the future.”

Financial Highlights (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit and ratio data)	2024	2023	2024	2023
Net income attributable to MPLX LP	$1,037	$918	$3,218	$2,794
Adjusted EBITDA attributable to MPLX LP(a)	1,714	1,596	5,002	4,646
Net cash provided by operating activities	1,415	1,244	4,271	3,908
Distributable cash flow attributable to MPLX LP(a)	1,446	1,373	4,220	3,956
Distribution per common unit(b)	$0.9565	$0.8500	$2.6565	$2.4000
Distribution coverage(c)	1.5x	1.6x	1.6x	1.6x
Consolidated total debt to LTM adjusted EBITDA(d)	3.4x	3.4x	3.4x	3.4x
Cash paid for common unit repurchases	$76	$—	$226	$—

(a)    Non-GAAP measures calculated before distributions to preferred unitholders. See reconciliation in the tables that follow.
(b)    Distributions declared by the board of directors of MPLX's general partner.
(c)    DCF attributable to LP unitholders divided by total LP distributions.
(d)    Calculated using face value total debt and LTM adjusted EBITDA. Also referred to as leverage ratio. See reconciliation in the tables that follow.

Segment Results

(In millions)	Three Months Ended September 30,		Nine Months Ended September 30,
Segment adjusted EBITDA attributable to MPLX LP (unaudited)	2024	2023	2024	2023
Logistics and Storage	$1,157	$1,091	$3,384	$3,139
Gathering and Processing	557	505	1,618	1,507

Logistics & Storage

L&S segment adjusted EBITDA for the third quarter of 2024 increased by $66 million compared to the same period in 2023. The increase was primarily driven by higher rates and throughputs, including growth from equity affiliates, partially offset by higher operating expenses.

Total pipeline throughputs were 6.0 million barrels per day (bpd) in the third quarter, an increase of 1% versus the same quarter of 2023. The average pipeline tariff rate was $1.01 per barrel for the quarter, an increase of 2% versus the same quarter of 2023. Terminal throughput was 3.3 million bpd for the quarter, an increase of 1% versus the same quarter of 2023.

Gathering & Processing

G&P segment adjusted EBITDA for the third quarter of 2024 increased by $52 million compared to the same period in 2023, primarily due to increased volumes, including contributions from recently acquired assets in the Utica and Permian basins.

In the third quarter of 2024:
•Gathered volumes averaged 6.7 billion cubic feet per day (bcf/d), an 8% increase from the third quarter of 2023.
•Processed volumes averaged 9.8 bcf/d, a 9% increase versus the third quarter of 2023.
•Fractionated volumes averaged 635 thousand bpd, a 4% increase versus the third quarter of 2023.

In the Marcellus:
•Gathered volumes averaged 1.5 bcf/d in the third quarter, an 11% increase versus the third quarter of 2023.
•Processed volumes averaged 6.0 bcf/d in the third quarter, a 4% increase versus the third quarter of 2023.
•Fractionated volumes averaged 550 thousand bpd in the third quarter, a 1% increase versus the third quarter of 2023.

Strategic Update

In the L&S segment, MPLX is expanding its Permian basin value chains in natural gas and natural gas liquids long-haul pipelines, and crude gathering pipelines supporting the Permian and Bakken basins.

•The BANGL joint venture pipeline is being expanded to increase capacity to 250 thousand bpd, with expected completion in the first quarter of 2025.
•MPLX and its partners are progressing the Blackcomb and Rio Bravo pipelines, designed to transport natural gas from the Permian to domestic and export markets along the Gulf Coast. Both pipelines are expected in service in the second half of 2026.

In the G&P segment, MPLX remains focused on the Permian and Marcellus basins in response to producer demand.

•In the Permian, new plants will bring MPLX gas processing capacity in the Delaware basin to 1.4 bcf/d:
◦Preakness II, a 200 million cubic feet per day (mmcf/d) processing plant, began operations in July.
◦Secretariat, a 200 mmcf/d processing plant, is expected online in the second half of 2025.
•In the Marcellus, new plants will bring MPLX gas processing capacity in the Northeast to 8.1 bcf/d and total fractionation capacity to 800 thousand bpd:
◦Harmon Creek II, a 200 mmcf/d processing plant, was placed into operation in February.
◦Harmon Creek III, a 300 mmcf/d processing plant and 40 thousand bpd de-ethanizer, is expected online in the second half of 2026.
•In the Utica basin, we are increasing utilization of existing capacity, with gas processing volumes up 50% year to date versus the same period in 2023.

Financial Position and Liquidity

As of September 30, 2024, MPLX had $2.4 billion in cash, $2.0 billion available on its bank revolving credit facility, and $1.5 billion available through its intercompany loan agreement with Marathon Petroleum Corp. (NYSE: MPC). MPLX's leverage ratio was 3.4x, while the stability of cash flows supports leverage in the range of 4.0x.

The partnership repurchased $76 million of common units held by the public in the third quarter of 2024. As of September 30, 2024, MPLX had approximately $620 million remaining available under its unit repurchase authorization.

Conference Call

At 9:30 a.m. ET today, MPLX will hold a conference call and webcast to discuss the reported results and provide an update on operations. Interested parties may listen by visiting MPLX's website at www.mplx.com. A replay of the webcast will be available on MPLX's website for two weeks. Financial information, including this earnings release and other investor-related materials, will also be available online prior to the conference call and webcast at www.mplx.com.

About MPLX LP

MPLX is a diversified, large-cap master limited partnership that owns and operates midstream energy infrastructure and logistics assets and provides fuels distribution services. MPLX's assets include a network of crude oil and refined product pipelines; an inland marine business; light-product terminals; storage caverns; refinery tanks, docks, loading racks, and associated piping; and crude and light-product marine terminals. The company also owns crude oil and natural gas gathering systems and pipelines as well as natural gas and NGL processing and fractionation facilities in key U.S. supply basins. More information is available at www.MPLX.com.

Investor Relations Contact: (419) 421-2071
Kristina Kazarian, Vice President Finance and Investor Relations
Brian Worthington, Director, Investor Relations
Isaac Feeney, Manager, Investor Relations

Media Contact: (419) 421-3577
Jamal Kheiry, Communications Manager

Non-GAAP references

In addition to our financial information presented in accordance with U.S. generally accepted accounting principles (GAAP), management utilizes additional non-GAAP measures to analyze our performance. This press release and supporting schedules include the non-GAAP measures adjusted EBITDA; consolidated debt to last twelve months adjusted EBITDA, which we refer to as our leverage ratio; distributable cash flow (DCF); adjusted free cash flow (Adjusted FCF); and Adjusted FCF after distributions.

Adjusted EBITDA is a financial performance measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and operating results of our ongoing business operations. Additionally, we believe adjusted EBITDA provides useful information to investors for trending, analyzing and benchmarking our operating results from period to period as compared to other companies that may have different financing and capital structures. We define Adjusted EBITDA as net income adjusted for: (i) provision for income taxes; (ii) net interest and other financial costs; (iii) depreciation and amortization; (iv) income/(loss) from equity method investments; (v) distributions and adjustments related to equity method investments; (vi) impairment expense; (vii) noncontrolling interests; and (viii) other adjustments, as applicable.

DCF is a financial performance and liquidity measure used by management and by the board of directors of our general partner as a key component in the determination of cash distributions paid to unitholders. We believe DCF is an important financial measure for unitholders as an indicator of cash return on investment and to evaluate whether the partnership is generating sufficient cash flow to support quarterly distributions. In addition, DCF is commonly used by the investment community because the market value of publicly traded partnerships is based, in part, on DCF and cash distributions paid to unitholders. We define DCF as Adjusted EBITDA adjusted for: (i) deferred revenue impacts; (ii) sales-type lease payments, net of income; (iii) adjusted net interest and other financial costs; (iv) net maintenance capital expenditures; (v) equity method investment capital expenditures paid out; and (vi) other adjustments as deemed necessary.

Adjusted FCF and Adjusted FCF after distributions are financial liquidity measures used by management in the allocation of capital and to assess financial performance. We believe that unitholders may use this metric to analyze our ability to manage leverage and return capital. We define Adjusted FCF as net cash provided by operating activities adjusted for: (i) net cash used in investing activities; (ii) cash contributions from MPC; and (iii) cash distributions to noncontrolling interests. We define Adjusted FCF after distributions as Adjusted FCF less base distributions to common and preferred unitholders. We believe that the presentation of Adjusted EBITDA, DCF, Adjusted FCF and Adjusted FCF after distributions provides useful information to investors in assessing our financial condition and results of operations.

Leverage ratio is a liquidity measure used by management, industry analysts, investors, lenders and rating agencies to analyze our ability to incur and service debt and fund capital expenditures.

The GAAP measures most directly comparable to Adjusted EBITDA and DCF are net income and net cash provided by operating activities while the GAAP measure most directly comparable to Adjusted FCF and Adjusted FCF after distributions is net cash provided by operating activities. These non-GAAP financial measures should not be considered alternatives to GAAP net income or net cash provided by operating activities as they have important limitations as analytical tools because they exclude some but not all items that affect net income and net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Additionally, because non-GAAP financial measures may be defined differently by other companies in our industry, our definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

For a reconciliation of Adjusted EBITDA, DCF, Adjusted FCF, Adjusted FCF after distributions and our leverage ratio to their most directly comparable measures calculated and presented in accordance with GAAP, see the tables below.

Forward-Looking Statements

This press release contains forward-looking statements regarding MPLX LP (MPLX). These forward-looking statements may relate to, among other things, MPLX’s expectations, estimates and projections concerning its business and operations, financial priorities, including with respect to positive free cash flow and distribution coverage, strategic plans, capital return plans, capital expenditure plans, operating cost reduction objectives, and environmental, social and governance ("ESG") goals and targets, including those related to greenhouse gas emissions, biodiversity, diversity, equity and inclusion and ESG reporting. Forward-looking and other statements regarding our ESG goals and targets are not an indication that these statements are material to investors or required to be disclosed in our filings with the Securities Exchange Commission (SEC). In addition, historical, current, and forward-looking ESG-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. You can identify forward-looking statements by words such as “anticipate,” “believe,” “commitment,” “could,” “design,” “endeavor,” “estimate,” “expect,” “forecast,” “goal,” “guidance,” “intend,” “may,” “objective,” “opportunity,” “outlook,” “plan,” “policy,” “position,” “potential,” “predict,” “priority,”

“progress,” “project,” “prospective,” “pursue,” “seek,” “should,” “strategy,” “strive,” “target,” “trends,” “will,” “would” or other similar expressions that convey the uncertainty of future events or outcomes. MPLX cautions that these statements are based on management’s current knowledge and expectations and are subject to certain risks and uncertainties, many of which are outside of the control of MPLX, that could cause actual results and events to differ materially from the statements made herein. Factors that could cause MPLX’s actual results to differ materially from those implied in the forward-looking statements include but are not limited to: political or regulatory developments, including changes in governmental policies relating to refined petroleum products, crude oil, natural gas, natural gas liquids (“NGLs”) or renewables, or taxation; volatility in and degradation of general economic, market, industry or business conditions, including as a result of pandemics, other infectious disease outbreaks, natural hazards, extreme weather events, regional conflicts such as hostilities in the Middle East and in Ukraine, inflation or rising interest rates; the adequacy of capital resources and liquidity, including the availability of sufficient free cash flow from operations to pay or grow distributions and to fund future unit repurchases; the ability to access debt markets on commercially reasonable terms or at all; the timing and extent of changes in commodity prices and demand for crude oil, refined products, feedstocks or other hydrocarbon-based products or renewables; changes to the expected construction costs and in service dates of planned and ongoing projects and investments, including pipeline projects and new processing units, and the ability to obtain regulatory and other approvals with respect thereto; the inability or failure of our joint venture partners to fund their share of operations and development activities; the financing and distribution decisions of joint ventures we do not control; the availability of desirable strategic alternatives to optimize portfolio assets and the ability to obtain regulatory and other approvals with respect thereto; our ability to successfully implement our sustainable energy strategy and principles and to achieve our ESG goals and targets within the expected timeframes if at all; changes in government incentives for emission-reduction products and technologies; the outcome of research and development efforts to create future technologies necessary to achieve our ESG plans and goals; our ability to scale projects and technologies on a commercially competitive basis; changes in regional and global economic growth rates and consumer preferences, including consumer support for emission-reduction products and technology; industrial incidents or other unscheduled shutdowns affecting our machinery, pipelines, processing, fractionation and treating facilities or equipment, means of transportation, or those of our suppliers or customers; the suspension, reduction or termination of MPC’s obligations under MPLX’s commercial agreements; the imposition of windfall profit taxes, maximum refining margin penalties or minimum inventory requirements on companies operating in the energy industry in California or other jurisdictions; other risk factors inherent to MPLX’s industry; the impact of adverse market conditions or other similar risks to those identified herein affecting MPC; and the factors set forth under the heading “Risk Factors” and “Disclosures Regarding Forward-Looking Statements” in MPLX’s and MPC's Annual Reports on Form 10-K for the year ended Dec. 31, 2023, and in other filings with the SEC.

Any forward-looking statement speaks only as of the date of the applicable communication and we undertake no obligation to update any forward-looking statement except to the extent required by applicable law.

Copies of MPLX's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPLX's website at http://ir.mplx.com or by contacting MPLX's Investor Relations office. Copies of MPC's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings are available on the SEC’s website, MPC's website at https://www.marathonpetroleum.com/Investors/ or by contacting MPC's Investor Relations office.

Condensed Consolidated Results of Operations (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per unit data)	2024	2023	2024	2023
Revenues and other income:
Operating revenue	$1,325	$1,289	$3,795	$3,651
Operating revenue - related parties	1,451	1,425	4,269	4,108
Income from equity method investments	149	159	631	438
Other income	47	39	175	118
Total revenues and other income	2,972	2,912	8,870	8,315
Costs and expenses:
Operating expenses (including purchased product costs)	829	861	2,368	2,317
Operating expenses - related parties	407	450	1,176	1,184
Depreciation and amortization	322	301	959	907
General and administrative expenses	107	102	323	280
Other taxes	32	44	99	102
Total costs and expenses	1,697	1,758	4,925	4,790
Income from operations	1,275	1,154	3,945	3,525
Net interest and other financial costs	226	225	692	701
Income before income taxes	1,049	929	3,253	2,824
Provision for income taxes	2	1	5	2
Net income	1,047	928	3,248	2,822
Less: Net income attributable to noncontrolling interests	10	10	30	28
Net income attributable to MPLX LP	1,037	918	3,218	2,794
Less: Series A preferred unitholders interest in net income	6	25	21	71
Less: Series B preferred unitholders interest in net income	—	—	—	5
Limited partners’ interest in net income attributable to MPLX LP	$1,031	$893	$3,197	$2,718

Per Unit Data
Net income attributable to MPLX LP per limited partner unit:
Common – basic	$1.01	$0.89	$3.14	$2.70
Common – diluted	$1.01	$0.89	$3.14	$2.70
Weighted average limited partner units outstanding:
Common units – basic	1,020	1,001	1,016	1,001
Common units – diluted	1,020	1,001	1,016	1,001

Select Financial Statistics (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except ratio data)	2024	2023	2024	2023
Common unit distributions declared by MPLX LP
Common units (LP) – public	$355	$301	$986	$849
Common units – MPC	619	550	1,720	1,554
Total GP and LP distribution declared	974	851	2,706	2,403

Preferred unit distributions(a)
Series A preferred unit distributions	6	25	21	71
Series B preferred unit distributions	—	—	—	5
Total preferred unit distributions	6	25	21	76

Other Financial Data
Adjusted EBITDA attributable to MPLX LP(b)	1,714	1,596	5,002	4,646
DCF attributable to LP unitholders(b)	$1,440	$1,348	$4,199	$3,880
Distribution coverage(c)	1.5x	1.6x	1.6x	1.6x

Cash Flow Data
Net cash flow provided by (used in):
Operating activities	$1,415	$1,244	$4,271	$3,908
Investing activities	(536)	(236)	(1,646)	(727)
Financing activities	$(954)	$(803)	$(1,247)	$(2,459)

(a)    Includes MPLX distributions declared on the Series A and Series B preferred units as well as distributions earned on the Series B preferred units. Series A preferred unitholders receive the greater of $0.528125 per unit or the amount of per unit distributions paid to holders of MPLX LP common units. Series B preferred unitholders received a fixed distribution of $68.75 per unit, per annum, payable semi-annually in arrears. The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A and Series B preferred units are not available to common unitholders.
(b)    Non-GAAP measure. See reconciliation below.
(c)    DCF attributable to LP unitholders divided by total LP distribution declared.

Financial Data (unaudited)
(In millions, except ratio data)	September 30, 2024	December 31, 2023
Cash and cash equivalents	$2,426	$1,048
Total assets	38,515	36,529
Total debt(a)	22,086	20,431
Redeemable preferred units	203	895
Total equity	$13,779	$12,689
Consolidated debt to LTM adjusted EBITDA(b)	3.4x	3.3x

Partnership units outstanding:
MPC-held common units	647	647
Public common units	372	356

(a)    There were no borrowings on the loan agreement with MPC as of September 30, 2024, or December 31, 2023. Presented net of unamortized debt issuance costs, unamortized discount/premium and includes long-term debt due within one year.
(b)    Calculated using face value total debt and LTM adjusted EBITDA. Face value total debt was $22,356 million as of September 30, 2024, and $20,706 million as of December 31, 2023.

Operating Statistics (unaudited)	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Logistics and Storage
Pipeline throughput (mbpd)
Crude oil pipelines	3,895	3,911	0%	3,769	3,796	(1)%
Product pipelines	2,056	1,975	4%	1,987	2,027	(2)%
Total pipelines	5,951	5,886	1%	5,756	5,823	(1)%

Average tariff rates ($ per barrel)
Crude oil pipelines	$1.01	$0.99	2%	$1.01	$0.95	6%
Product pipelines	1.01	0.99	2%	0.99	0.88	13%
Total pipelines	$1.01	$0.99	2%	$1.00	$0.93	8%

Terminal throughput (mbpd)	3,268	3,228	1%	3,132	3,167	(1)%

Barges at period-end	311	305	2%	311	305	2%
Towboats at period-end	28	27	4%	28	27	4%

Gathering and Processing Operating Statistics (unaudited) - Consolidated(a)	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,527	1,376	11%	1,515	1,353	12%
Utica Operations	354	—	—%	239	—	—%
Southwest Operations	1,813	1,302	39%	1,668	1,345	24%
Bakken Operations	181	160	13%	183	159	15%
Rockies Operations	542	490	11%	563	463	22%
Total gathering throughput	4,417	3,328	33%	4,168	3,320	26%

Natural gas processed (MMcf/d)
Marcellus Operations	4,393	4,187	5%	4,360	4,107	6%
Utica Operations(b)	—	—	—%	—	—	—%
Southwest Operations	1,977	1,405	41%	1,786	1,442	24%
Southern Appalachia Operations	215	207	4%	218	219	—%
Bakken Operations	179	159	13%	182	157	16%
Rockies Operations	597	491	22%	622	472	32%
Total natural gas processed	7,361	6,449	14%	7,168	6,397	12%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	550	546	1%	558	533	5%
Utica Operations(b)	—	—	—%	—	—	—%
Southern Appalachia Operations	12	10	20%	12	10	20%
Bakken Operations	20	20	—%	20	19	5%
Rockies Operations	5	3	67%	5	3	67%
Total C2 + NGLs fractionated	587	579	1%	595	565	5%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements.
(b)    The Utica region processing and fractionation operations only include partnership-operated equity method investments and thus do not have any operating statistics from a consolidated perspective. See table below for details on Utica.

Gathering and Processing Operating Statistics (unaudited) - Operated(a)	Three Months Ended September 30,			Nine Months Ended September 30,
	2024	2023	% Change	2024	2023	% Change
Gathering throughput (MMcf/d)
Marcellus Operations	1,527	1,376	11%	1,515	1,353	12%
Utica Operations	2,616	2,375	10%	2,522	2,387	6%
Southwest Operations	1,813	1,742	4%	1,668	1,775	(6)%
Bakken Operations	181	160	13%	183	159	15%
Rockies Operations	600	604	(1)%	639	584	9%
Total gathering throughput	6,737	6,257	8%	6,527	6,258	4%

Natural gas processed (MMcf/d)
Marcellus Operations	6,013	5,803	4%	5,963	5,683	5%
Utica Operations	794	557	43%	801	533	50%
Southwest Operations	1,977	1,744	13%	1,786	1,771	1%
Southern Appalachia Operations	215	207	4%	218	219	—%
Bakken Operations	179	159	13%	182	157	16%
Rockies Operations	597	491	22%	622	472	32%
Total natural gas processed	9,775	8,961	9%	9,572	8,835	8%

C2 + NGLs fractionated (mbpd)
Marcellus Operations	550	546	1%	558	533	5%
Utica Operations	48	34	41%	49	31	58%
Southern Appalachia Operations	12	10	20%	12	10	20%
Bakken Operations	20	20	—%	20	19	5%
Rockies Operations	5	3	67%	5	3	67%
Total C2 + NGLs fractionated	635	613	4%	644	596	8%

(a)    Includes operating data for entities that have been consolidated into the MPLX financial statements as well as operating data for partnership-operated equity method investments.

Reconciliation of Segment Adjusted EBITDA to Net Income (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
L&S segment adjusted EBITDA attributable to MPLX LP	$1,157	$1,091	$3,384	$3,139
G&P segment adjusted EBITDA attributable to MPLX LP	557	505	1,618	1,507
Adjusted EBITDA attributable to MPLX LP	1,714	1,596	5,002	4,646
Depreciation and amortization	(322)	(301)	(959)	(907)
Net interest and other financial costs	(226)	(225)	(692)	(701)
Income from equity method investments	149	159	631	438
Distributions/adjustments related to equity method investments	(253)	(208)	(671)	(551)
Adjusted EBITDA attributable to noncontrolling interests	11	11	33	31
Garyville incident response costs	—	(63)	—	(63)
Other(a)	(26)	(41)	(96)	(71)
Net income	$1,047	$928	$3,248	$2,822

(a)     Includes unrealized derivative gain/(loss), equity-based compensation, provision for income taxes, and other miscellaneous items.

Reconciliation of Segment Adjusted EBITDA to Income from Operations (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
L&S
L&S segment adjusted EBITDA	$1,157	$1,091	3,384	3,139
Depreciation and amortization	(132)	(130)	(393)	(399)
Income from equity method investments	80	95	429	248
Distributions/adjustments related to equity method investments	(150)	(113)	(382)	(278)
Garyville incident response costs	—	(63)	—	(63)
Other	(12)	(10)	(40)	(27)

G&P
G&P segment adjusted EBITDA	557	505	1,618	1,507
Depreciation and amortization	(190)	(171)	(566)	(508)
Income from equity method investments	69	64	202	190
Distributions/adjustments related to equity method investments	(103)	(95)	(289)	(273)
Adjusted EBITDA attributable to noncontrolling interests	11	11	33	31
Other	(12)	(30)	(51)	(42)

Income from operations	$1,275	$1,154	$3,945	$3,525

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Income (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Net income	$1,047	$928	$3,248	$2,822
Provision for income taxes	2	1	5	2
Net interest and other financial costs	226	225	692	701
Income from operations	1,275	1,154	3,945	3,525
Depreciation and amortization	322	301	959	907
Income from equity method investments	(149)	(159)	(631)	(438)
Distributions/adjustments related to equity method investments	253	208	671	551
Garyville incident response (recoveries) costs	—	63	—	63
Other	24	40	91	69
Adjusted EBITDA	1,725	1,607	5,035	4,677
Adjusted EBITDA attributable to noncontrolling interests	(11)	(11)	(33)	(31)
Adjusted EBITDA attributable to MPLX LP	1,714	1,596	5,002	4,646
Deferred revenue impacts	(15)	25	6	65
Sales-type lease payments, net of income	7	3	20	9
Adjusted net interest and other financial costs(a)	(212)	(212)	(651)	(650)
Maintenance capital expenditures, net of reimbursements	(40)	(28)	(120)	(93)
Equity method investment maintenance capital expenditures paid out	(4)	(4)	(11)	(11)
Other	(4)	(7)	(26)	(10)
DCF attributable to MPLX LP	1,446	1,373	4,220	3,956
Preferred unit distributions(b)	(6)	(25)	(21)	(76)
DCF attributable to LP unitholders	$1,440	$1,348	$4,199	$3,880

(a)    Represents Net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Income to Last Twelve Month (LTM) adjusted EBITDA (unaudited)	Last Twelve Months
	September 30,		December 31,
(In millions)	2024	2023	2023
LTM Net income	$4,392	$3,646	$3,966
Provision for income taxes	14	4	11
Net interest and other financial costs	914	935	923
LTM income from operations	5,320	4,585	4,900
Depreciation and amortization	1,265	1,212	1,213
Income from equity method investments	(793)	(579)	(600)
Distributions/adjustments related to equity method investments	894	753	774
Gain on sales-type leases and equity method investments	(92)	—	(92)
Garyville incident response (recoveries) costs	(47)	63	16
Other	122	106	100
LTM Adjusted EBITDA	6,669	6,140	6,311
Adjusted EBITDA attributable to noncontrolling interests	(44)	(40)	(42)
LTM Adjusted EBITDA attributable to MPLX LP	6,625	6,100	6,269
Consolidated total debt(a)	$22,356	$20,707	$20,706
Consolidated total debt to LTM adjusted EBITDA(b)	3.4x	3.4x	3.3x

(a)    Consolidated total debt excludes unamortized debt issuance costs and unamortized discount/premium. Consolidated total debt includes long-term debt due within one year and outstanding borrowings, if any, under the loan agreement with MPC.
(b)    Also referred to as our leverage ratio.

Reconciliation of Adjusted EBITDA Attributable to MPLX LP and DCF Attributable to LP Unitholders from Net Cash Provided by Operating Activities (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Net cash provided by operating activities	$1,415	$1,244	$4,271	$3,908
Changes in working capital items	40	47	(55)	(76)
All other, net	(3)	—	(13)	8
Loss on extinguishment of debt	—	—	—	9
Adjusted net interest and other financial costs(a)	212	212	651	650
Other adjustments related to equity method investments	34	13	75	25
Garyville incident response costs	—	63	—	63
Other	27	28	106	90
Adjusted EBITDA	1,725	1,607	5,035	4,677
Adjusted EBITDA attributable to noncontrolling interests	(11)	(11)	(33)	(31)
Adjusted EBITDA attributable to MPLX LP	1,714	1,596	5,002	4,646
Deferred revenue impacts	(15)	25	6	65
Sales-type lease payments, net of income	7	3	20	9
Adjusted net interest and other financial costs(a)	(212)	(212)	(651)	(650)
Maintenance capital expenditures, net of reimbursements	(40)	(28)	(120)	(93)
Equity method investment maintenance capital expenditures paid out	(4)	(4)	(11)	(11)
Other	(4)	(7)	(26)	(10)
DCF attributable to MPLX LP	1,446	1,373	4,220	3,956
Preferred unit distributions(b)	(6)	(25)	(21)	(76)
DCF attributable to LP unitholders	$1,440	$1,348	$4,199	$3,880

(a)    Represents net interest and other financial costs, excluding gain/loss on extinguishment of debt and amortization of deferred financing costs.
(b)    Includes MPLX distributions declared on the Series A preferred units and Series B preferred units, as well as cash distributions earned by the Series B preferred units (as the Series B preferred units are declared and payable semi-annually). The Series B preferred units were redeemed effective February 15, 2023. Cash distributions declared/to be paid to holders of the Series A preferred units and Series B preferred units are not available to common unitholders.

Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow and Adjusted Free Cash Flow after Distributions (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Net cash provided by operating activities(a)	$1,415	$1,244	$4,271	$3,908
Adjustments to reconcile net cash provided by operating activities to adjusted free cash flow
Net cash used in investing activities(b)	(536)	(236)	(1,646)	(727)
Contributions from MPC	8	7	26	20
Distributions to noncontrolling interests	(11)	(11)	(33)	(30)
Adjusted free cash flow	876	1,004	2,618	3,171
Distributions paid to common and preferred unitholders	(873)	(799)	(2,623)	(2,419)
Adjusted free cash flow after distributions	$3	$205	$(5)	$752

(a)    The three months ended September 30, 2024 and September 30, 2023 include working capital builds of $40 million and $47 million, respectively. The nine months ended September 30, 2024 and September 30, 2023 include working capital draws of $55 million and $76 million, respectively.
(b)    The three and nine months ended September 30, 2024 include $210 million and $18 million related to the acquisition of additional interests in BANGL, LLC and Wink to Webster Pipeline LLC, respectively. The nine months ended September 30, 2024 include $622 million, net of cash acquired, related to the purchase of additional ownership interest in existing joint ventures and gathering assets in the Utica, a contribution of $92 million to fund our share of a debt repayment by a joint venture and a $134 million cash distribution received in connection with the strategic transaction combining the Whistler and Rio Bravo natural gas assets (the "Whistler Joint Venture Transaction").

Capital Expenditures (unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2024	2023	2024	2023
Capital Expenditures:
Growth capital expenditures	$248	$189	$569	$555
Growth capital reimbursements	(14)	(39)	(64)	(119)
Investments in unconsolidated affiliates(a)	32	13	186	90
Return of capital	(4)	—	(4)	—
Capitalized interest	(4)	(4)	(12)	(10)
Total growth capital expenditures(b)	258	159	675	516
Maintenance capital expenditures	53	35	151	113
Maintenance capital reimbursements	(13)	(7)	(31)	(20)
Capitalized interest	(1)	—	(2)	(1)
Total maintenance capital expenditures	39	28	118	92

Total growth and maintenance capital expenditures	297	187	793	608
Investments in unconsolidated affiliates(a)	(32)	(13)	(186)	(90)
Return of capital	4	—	4	—
Growth and maintenance capital reimbursements(c)	27	46	95	139
(Increase)/Decrease in capital accruals	(21)	6	28	(6)
Capitalized interest	5	4	14	11
Additions to property, plant and equipment	$280	$230	$748	$662

(a)    Investments in unconsolidated affiliates for the three and nine months ended September 30, 2024 exclude $210 million and $18 million related to the acquisition of additional interests in BANGL, LLC and Wink to Webster Pipeline LLC, respectively. Investments in unconsolidated affiliates and additions to property, plant and equipment, net are shown as separate lines within investing activities in the Consolidated Statements of Cash Flows.
(b)    Total growth capital expenditures for the nine months ended September 30, 2024 exclude $622 million of acquisitions, net of cash acquired, and a $134 million cash distribution received in connection with the Whistler Joint Venture Transaction.
(c)    Growth capital reimbursements are generally included in changes in deferred revenue within operating activities in the Consolidated Statements of Cash Flows. Maintenance capital reimbursements are included in the Contributions from MPC line within financing activities in the Consolidated Statements of Cash Flows.